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                                                                    Exhibit 99.1

                  ABC Supply Co., Inc. Executes Agreement to
           Acquire Champ Industries, Inc. Roofing Distribution Group


Beloit, WI October 8, 1997 American Builders & Contractors Supply Co., Inc. is proud to announce that it has entered into a purchase agreement to acquire five corporations affiliated with Champ Industries, Inc. as follows:

               Perfection Roofing Materials, Inc.
               Marshall Roofing Supply, Inc.
               United Building Supply, Inc.
               SHR Roofing Supply, Inc.
               Stone Metal Products, Inc.

The value of this transaction is approximately $66 million which includes the assumption or pay-off of approximately $39 million in long-term debt. All material conditions of the transaction were satisfied as of October 6, 1997 and the transaction is now subject only to review under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act and due diligence to verify representations.

Champ Industries, Inc. is a privately held company which operates as a management company for the acquired companies. Champ organized the shareholder groups which own the acquired companies and Champ principals are substantial owners of the acquired companies. The acquired companies operate a network of 31 roofing distribution centers with a substantial presence in Texas, California, Oklahoma, Kansas, and Missouri. The companies generated net sales of $198 million and earnings before interest, taxes, depreciation and amortization of approximately $10.5 million for the twelve months ended December 31, 1996.

ABC will continue to be the largest wholesale distributor of roofing products and one of the largest distributors of vinyl siding materials in the United States operating over 210 distribution centers located in 41 states. With the acquisition of Champ's Roofing Distribution Companies, ABC will expand its presence in three important markets, add a team of experienced roofing distribution professionals, and expand its product lines. ABC remains focused and committed to servicing the needs of the roofing and siding contractors by providing a "one stop shop" with a broad selection of products at competitive prices, distinguishing itself from mass-merchandise building supply companies.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1993. ABC expects the transaction referenced herein to take place on the terms set

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forth herein, however, there can be no assurance that will be the case.

                Approved for release 10/8/97, 4:00 p.m. Central

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